News Release

CDI Corp. Reports Second Quarter 2007 Net Earnings Increase by over 50% and Announces Dividend

Philadelphia (July 26, 2007) - CDI Corp. (NYSE:CDI) today reported earnings for the second quarter ended June 30, 2007 and announced a quarterly cash dividend.

For the quarter ended June 30, 2007, the company reported net earnings of $8.3 million, or $0.41 per diluted share, on revenue of $338.1 million. Second quarter revenue increased by 7.5% compared to $314.5 million for the second quarter of 2006, and net earnings increased 52.7% compared to the year ago quarter. Contributing to 2007 net earnings was an approximate $0.4 million reduction of income tax expense due to the recognition of foreign research and development credits partially offset by certain charges against deferred tax assets.

The company also announced a dividend of $0.11 per share to be paid on August 23, 2007 to all shareholders of record as of August 9, 2007.

“Increased demand for engineering project outsourcing from our customer base in capital-intensive industries such as oil and gas, alternative energy, life sciences and in the defense sector was a key driver of our solid performance,” said President and Chief Executive Officer, Roger H. Ballou. “Continued capital spending in the U.K. and Australia construction marketplace also contributed to our revenue and profit growth. In addition, generally solid demand for both contract and permanent hiring provided a favorable environment for most of our U.S.-based staffing businesses.

“Our strategic focus on providing higher-margin services in the engineering and construction marketplace, our continued emphasis on generating professional services revenue from permanent placement and franchise-related activity, and our ability to control operating expenses are all contributing to continued improvement in operating profit margin which increased to 3.6% this quarter versus 2.6% in the second quarter of 2006.”

Business Segment Discussion

The Engineering Solutions segment reported an 11.2% increase in second quarter revenue compared to the prior-year quarter reflecting continued strength in engineering project demand in the Process & Industrial, Government Services and Life Sciences verticals. Operating profit on a year-over-year basis increased significantly due to growth in higher-margin engineering project business.

IT Solutions revenue decreased by 13.2% versus the prior-year quarter resulting from declines in staffing services provided to smaller accounts and staffing cutbacks by a large IT client. Operating profit declined significantly due to the reduction in revenue and margin pressures within staffing services, partially offset by effective cost control initiatives.

Demand continued to be robust at U.K.-based AndersElite as revenue increased by 22.4% versus the prior year (or 11.7% on a local currency basis). Operating profit increased significantly on a local currency basis compared to the prior-year quarter driven by increases in higher-margin permanent placement business and continued improvement in recruiter productivity.

Todays Staffing second quarter revenue increased 6.6% versus the second quarter of 2006 reflecting increased placement of higher-skilled workers at higher pay rates and increased permanent placement activity. Operating profit declined due to continued margin pressure.

Management Recruiters International, Inc. (MRI) second quarter revenue increased 18.9% on a year-over-year basis driven by solid increases in contract staffing revenue and new franchise sales as well as by a moderate increase in royalty revenue. Operating profit increased versus the prior-year quarter due to the aforementioned revenue growth and effective cost control initiatives.

Corporate Summary

Corporate overhead costs increased by 10.3% versus the prior year quarter due to increases in variable and stock-based compensation costs partially offset by decreases in compliance spending.

“CDI ended the quarter with $53.2 million in cash and cash equivalents compared to $36.6 million at the end of quarter one,” said Ballou. “Our current cash balance is more than sufficient to support revenue growth, capital spending and ongoing dividends. Additionally, our significant debt capacity could support potential acquisitions. “

Business Outlook

“Long-term strength in engineering project demand, reflected in a solid new business pipeline, and a potential strengthening in staffing demand should support year-over-year revenue growth of 4% to 6% for the third quarter and 6% to 8% for the full year - even with potential continued softness in the IT Solutions segment and anticipated moderation in the rate of revenue growth in the Process & Industrial vertical. Variable contribution margin from this incremental revenue in the third quarter could be in the 12% to 14% range as we continue to move our portfolio of services up the value continuum.”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results, are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," “intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; the impact of a potential reduction in demand in our IT Solutions segment; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin and duration of assignment applicable to billable personnel (and regarding the utilization rate of billable personnel in our project business); competitive market pressures; the availability and cost of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; the ability to pass on to customers increases in costs (such as those relating to workers’ compensation, unemployment insurance, medical insurance coverage or other costs which may arise from regulatory requirements); our performance on customer contracts; the possibility of incurring liability for our activities, including the activities of our temporary employees; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

Consolidated Statements of Earnings
Unaudited
(in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006

Revenues	$338,138	$314,478	$331,941	$670,079	$621,809

Cost of services	256,738	242,170	255,147	511,885	478,930

Gross profit	81,400	72,308	76,794	158,194	142,879

Operating and administrative expenses	69,129	64,049	63,723	132,852	126,786

Operating profit	12,271	8,259	13,071	25,342	16,093

Other income (expense), net	264	(697)	435	699	(534)

Earnings before income taxes	12,535	7,562	13,506	26,041	15,559

Income tax expense	4,206	2,108	5,038	9,244	5,199

Net earnings	$8,329	$5,454	$8,468	$16,797	$10,360

Diluted earnings per share	$0.41	$0.27	$0.42	$0.83	$0.52

Diluted number of shares	20,406	20,127	20,194	20,300	20,066

	June 30,	March 31,	December 31,	June 30,
	2007	2007	2006	2006

Selected Balance Sheet Data:
Cash and cash equivalents	$53,219	$36,566	$33,551	$14,447

Accounts receivable, net	$260,941	$268,437	$243,586	$257,453

Current assets	$325,599	$318,337	$290,684	$287,883

Total assets	$450,020	$440,688	$413,119	$408,324

Current liabilities	$115,592	$120,787	$104,746	$113,483

Shareholders' equity	$322,152	$308,771	$299,332	$285,673

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006

Selected Cash Flow Data:
Depreciation expense	$2,789	$2,543	$2,747	$5,536	$5,053

Capital expenditures	$2,554	$2,728	$2,219	$4,773	$5,799

Dividends paid	$2,220	$2,196	$2,212	$4,432	$4,380

Free cash flow for the quarter ended June 30, 2007 is shown below:

Net cash provided by operating activities	$13,497
Less: capital expenditures	(2,554)
Less: dividends paid	(2,220)

	$8,723

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006

Selected Earnings and Other Financial Data:
Revenues	$338,138	$314,478	$331,941	$670,079	$621,809

Gross profit	$81,400	$72,308	$76,794	$158,194	$142,879

Gross profit margin	24.1%	23.0%	23.1%	23.6%	23.0%

Operating and administrative expenses as a percentage of revenue	20.4%	20.4%	19.2%	19.8%	20.4%

Corporate expenses	$5,108	$4,629	$4,741	$9,849	$9,653
Corporate expenses as a percentage of revenue	1.5%	1.5%	1.4%	1.5%	1.6%

Operating profit margin	3.6%	2.6%	3.9%	3.8%	2.6%

Effective income tax rate	33.6%	27.9%	37.3%	35.5%	33.4%

After-tax return on shareholders’ equity (a)	9.8%	6.4%	9.2%

Pre-tax return on net assets (b)	17.1%	10.8%	15.9%

Variable contribution margin (c)	17.0%	10.4%	21.3%	19.2%	9.0%

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006
Selected Segment Data :
Engineering Solutions (d)
Revenues	$153,166	$137,724	$150,969	$304,135	$277,112
Gross profit	31,572	25,625	29,992	61,564	53,013
Gross profit margin	20.6%	18.6%	19.9%	20.2%	19.1%

Operating profit	7,999	4,519	9,628	17,627	12,141
Operating profit margin	5.2%	3.3%	6.4%	5.8%	4.4%

IT Solutions (d)
Revenues	$59,862	$68,938	$65,177	$125,039	$133,097
Gross profit	11,035	13,207	12,045	23,080	25,387
Gross profit margin	18.4%	19.2%	18.5%	18.5%	19.1%

Operating profit	483	1,581	1,501	1,984	1,697
Operating profit margin	0.8%	2.3%	2.3%	1.6%	1.3%

AndersElite
Revenues	$63,193	$51,623	$61,595	$124,788	$100,209
Gross profit	17,456	13,488	16,175	33,631	25,415
Gross profit margin	27.6%	26.1%	26.3%	27.0%	25.4%

Operating profit	3,520	1,901	2,693	6,213	3,018
Operating profit margin	5.6%	3.7%	4.4%	5.0%	3.0%

Todays Staffing
Revenues	$42,421	$39,791	$38,027	$80,448	$79,245
Gross profit	9,602	9,610	8,752	18,354	18,703
Gross profit margin	22.6%	24.2%	23.0%	22.8%	23.6%

Operating profit	1,096	1,375	672	1,768	2,099
Operating profit margin	2.6%	3.5%	1.8%	2.2%	2.6%

Management Recruiters International
Revenues	$19,496	$16,402	$16,173	$35,669	$32,146
Gross profit	11,735	10,378	9,830	21,565	20,361
Gross profit margin	60.2%	63.3%	60.8%	60.5%	63.3%

Operating profit	4,281	3,512	3,318	7,599	6,791
Operating profit margin	22.0%	21.4%	20.5%	21.3%	21.1%

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006
Engineering Solutions Revenue by Vertical (e):
CDI Process and Industrial	$115,509	$99,868	$112,539	$228,048	$200,084
CDI Aerospace	17,282	20,828	18,129	35,411	43,634
CDI Government Services	17,193	14,438	16,552	33,745	28,586
CDI Life Sciences	3,182	2,590	3,749	6,931	4,808

Total Engineering Solutions Revenue	$153,166	$137,724	$150,969	$304,135	$277,112

(a) Current quarter combined with the three preceding quarters' net earnings divided by the average shareholders’ equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings divided by the average net assets.

Net assets include total assets minus total liabilities excluding cash and income tax accounts.

(c) Year-over-year change in operating profit divided by year-over-year change in revenue.

(d) As noted in the fourth quarter 2006 earnings press release, CDI began reporting on five business units reflecting the new operating structure in place January 1, 2007. Under the new structure, CDI now separately reports CDI Engineering Solutions and CDI IT Solutions. For comparative purposes, the Company has revised the reporting segments' 2006 data for these two segments .

(e) The Company has revised the reporting segments' prior year revenue for Engineering Solutions for comparative purposes.